FPB Bancorp, Inc. Reports Successful Closing of Capital Infusion

PORT ST. LUCIE, Florida, December 5th – FPB Bancorp, Inc. (NASDAQ symbol:  FPBI), a Florida bank holding company whose subsidiary is First Peoples Bank, announced today that it has participated in the U.S. Department of Treasury’s Troubled Assets Relief Program’s Capital Purchase Program and has issued 5,800 shares of senior preferred stock to the Treasury in exchange for $5.8 million in cash. In addition, the Company has issued a ten year warrant to the Treasury entitling it to purchase 183,158 shares of Company common stock at $4.75 per share.

President & CEO David W. Skiles stated, “We are pleased to participate in the Treasury’s TARP Capital Purchase Program, which has been designed to attract broad participation by healthy institutions. This capital infusion bolsters our well-capitalized status and strong liquidity position. Realizing that in these uncertain economic times, raising capital in a public offering could be challenging, we have determined that the Capital Purchase Program represents a reasonably priced source of capital to support our operations and growth. Our Board of Directors and management team believe that this is the prudent course of action to take at this time.”

The preferred shares pay an initial dividend of 5%, which increases to 9% after five years. In addition, the Company has agreed to certain limits on executive compensation and the payments of dividends.

FPB Bancorp, Inc. is a one bank holding company located in Port St. Lucie, Florida. FPB Bancorp, Inc.’s sole subsidiary is First Peoples Bank, which has six full-service branches located in Port St. Lucie, Fort Pierce, Stuart, Vero Beach and Palm City, Florida.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Certain statements in this press release may contain “forward-looking” statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which statements generally can be identified by the use of forward-looking terminology, such as “may,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “target,” “plan,” “project,” or “continue” or the negatives thereof or other variations thereon or similar terminology, and are made on the basis of management’s plans and current analyses of FPB Bancorp, Inc., its business and the industry as a whole. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes. The above factors, in some cases, have affected, and in the future could affect FPB Bancorp, Inc.’s financial performance and could cause actual results for fiscal 2008 and beyond to differ materially from those expressed or implied in such forward-looking statements. FPB Bancorp, Inc. does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any project results expressed or implied therein will not be realized.

For further information regarding FPB Bancorp, Inc., please read the FPB Bancorp, Inc. reports filed with the Securities Exchange Commission and available at www.sec.gov or at its website at http://www.1stpeoplesbank.com.

For more information, contact:	Nancy E. Aumack
Chief Financial Officer
(772) 225-5930

FPB BANCORP, INC.
1301 South Port St. Lucie Blvd., Port St. Lucie, Florida 34952